UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 2, 2011 (February 1, 2011)

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities

On February 1, 2011, Evergreen Energy Inc., a Delaware corporation (the "Company") completed a private placement to sell 6,150,005 shares of Common Stock and 12,000,005 Warrants to purchase Common Stock pursuant to the terms of a securities purchase agreement (the "Securities Purchase Agreement"), resulting in approximately $15.99 million in gross proceeds to the Company, and $14.6 in net proceeds after the offering expenses described below.  Lazard Capital Markets LLC served as exclusive placement agent for the offering.

            The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by the Company.

a. On February 1, 2011, the Company completed the sale of an aggregate of $15,990,000 of Common Stock (the "Common Stock") and Warrants (the "Warrants") (collectively the "Securities").   The stock price of the Common Stock was $2.60 per share.

b. In connection with the sale of the Securities, the Company and each of the investors have entered into a Registration Rights Agreement which requires the Company to prepare and file a registration statement with the Securities and Exchange Commission registering for resale by the investors the shares of Common Stock acquired pursuant to the Securities Purchase Agreement on or prior to 10 days following the filing of the Company's 10-K for the year ended December 31, 2010.

d. The Warrants are exercisable for an aggregate of 12,000,005 shares of Common Stock, with 50% of the Warrants at an exercise price of $2.60 per share, with 25% of the Warrants at an exercise price of $2.73 per share, and the remaining 25% of the Warrants at an exercise price of $2.80 per share, all subject to certain adjustments.  The Warrants are exercisable commencing August 1, 2011 and have a term of exercise equal to three years.  The Warrants are not redeemable by the Company.

e. The Securities were sold exclusively to persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act"). There were an aggregate of 29 accredited investors who participated in the offering.

f. After terminating its agreement with TerraNova Partners, on January 25, 2011, the Company entered into a placement agency agreement with Lazard Capital Markets LLC (“Placement Agent”) pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Company’s Common Stock and Warrants in a private placement offering.  The Company has agreed to pay the Placement Agent an aggregate fee equal to 4% of the gross proceeds received in the offering.

g.   The offering consisted of an aggregate of $15.99 million in Common Stock and Warrants.  Net proceeds of the offering after the placement agent fees and estimated offering expenses, and excluding the net proceeds, if any, from the exercise of warrants issued in the offering, are approximately $14.6 million.

h. The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D thereunder and pursuant to Regulation S.  Each of the investors in the offering qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D.  In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each investor in the offering with disclosure of all aspects of our business, including providing each investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.  Based on our investigation, we believed that each accredited investor obtained all information regarding the Company that they requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

The foregoing summaries of the terms of the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement are subject to, and qualified in their entirety by, such documents, attached hereto as Exhibits 4.1, 4.2, and 4.3, respectively, and are incorporated by reference.

On February 2, 2011, the Company released a press release with respect to the foregoing.  A copy of the press release is furnished as Exhibit 99.1 to this current report on 8-K.

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Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
1.1	Lazard Engagement Letter
4.1	Securities Purchase Agreement
4.2	Form of Warrant
4.3	Registration Rights Agreement
99.1	Press Release dated February 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: February 2, 2011	By: /s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

EVERGREEN ENERGY INC.
EXHIBIT INDEX

(d) Exhibits
Exhibit Number	Exhibit Title or Description
1.1	Lazard Engagement Letter
4.1	Securities Purchase Agreement
4.2	Form of Warrant
4.3	Registration Rights Agreement
99.1	Press Release dated February 2, 2011.

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